UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2010, GTSI Corp. (the “Company” or “GTSI”) entered into an Employment Agreement with Scott W. Friedlander, GTSI’s Chief Executive Officer (“CEO”) and President (the “Agreement”) pursuant to which Mr. Friedlander will be employed by GTSI as CEO and President until such employment is terminated pursuant to the Agreement. As previously announced, Mr. Friedlander was appointed CEO and President by the GTSI Board of Directors (the “Board”) on January 13, 2010, and took such offices on February 16, 2010, succeeding James J. Leto. The Company filed a current report on Form 8-K on January 20, 2010 to disclose Mr. Friedlander’s appointment as CEO and President. However, at that time, the Company and Mr. Friedlander had not yet agreed upon the material terms of Mr. Friedlander’s appointment as CEO and President. Accordingly, the purpose of this amendment to the Form 8-K is to disclose the material terms of the Agreement.

Mr. Friedlander, age 50, had been the Company’s President and Chief Operating Officer from November 2007 to February 15, 2010.  Prior thereto, Mr. Friedlander held various positions with the Company, including Executive Vice President and Vice-President.  Mr. Friedlander joined the Company in 2001.

The Agreement provides that Mr. Friedlander will receive (a) a base salary of $400,000 per annum, with a targeted incentive of up to $450,000 in the form of cash and restricted stock subject to 100% attainment for specific performance goals established by the Board, or alternatively as the Board may determine, up to $900,000 in the form of cash and restricted stock for 200% attainment of specific performance. Annual base salary and targeted incentives will be reviewed annually by the Board. In addition, Mr. Friedlander has been granted 100,000 stock options under the Company’s Stock Incentive Plan, with the grant date of August 4, 2010, vesting in one-fifth equal increments on each of the first five anniversaries of the grant date, subject to Mr. Friedlander’s continued employment as of the date of vesting of the options. The options have an exercise period of up to 7 years and an exercise price of $5.16 per share, which was based on the $5.16 per share closing price of GTSI’s common stock on August 4, 2010.

In recognition of Mr. Friedlander’s performance since appointment as President and CEO as of February 16, 2010, the Board also awarded to Mr. Friedlander as of August 4, 2010, a one-time payment in the gross amount of $28,000 the equivalent of the difference between his new base salary of $400,000 per annum under his new Agreement and his base salary of $340,000, when he was appointed President and CEO. In addition, Mr. Friedlander’s 2010 annual bonus incentive plan will be calculated using a base salary of $400,000 as of Mr. Friedlander’s effective date of August 04, 2010. If at the end of the year there is an incentive award earned (as determined by achieving the specific annual performance goals established by the Board), the Board will use its discretion in awarding the appropriate bonuses for time served from the appointment date (February 16, 2010) through the effective date (August 4, 2010) and time served from such effective date through the end of the year.

If a change of control of GTSI, as defined in the Agreement, occurs and Mr. Friedlander’s employment is terminated by the Company without cause or by Mr. Friedlander for good reason, as defined in the Agreement, Mr. Friedlander will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 18 months of his annual base salary at the time of termination, as well as a bonus in an amount equal to 150% of his targeted annual bonus, at 100% achievement, as had most recently been established by the Board, as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the 18 months following the termination date in accordance with Company’s standard payroll schedule.

If the Company terminates Mr. Friedlander’s employment without cause, as defined in the Agreement, prior to his 65th birthday, he will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination payable during the first 12 months after the termination date in accordance with the Company’s standard payroll schedule.

The Agreement also provides that, subject to applicable laws, the Board will nominate Mr. Friedlander for election as a Board member by the Company’s stockholders while he is employed under the Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this current report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Employment Agreement dated as of August 4, 2010 between Scott Friedlander and GTSI Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer

Date: August 6, 2010